Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of American Realty Capital Properties, Inc. on Form S-3 (File No. 333-182971,File No. 333-182972, and File No. 333-187240) and Form S-8 (File No. 333-176714) of our report dated February 21, 2013, relating to our audits of the consolidated financial statements of CapLease Inc. as of and for the year ended December 31, 2012 and the financial statement schedules and internal control over financial reporting, which is included in the July 22,2013 Current Report on Form 8-K/A filed by American Realty Capital Properties, Inc.

/s/ McGladrey LLP

New York, New York

July 22, 2013